UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 5, 2024

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15925	13-3893191
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4000 Meridian Boulevard

Franklin, Tennessee 37067

(Address of principal executive offices)

Registrant’s telephone number, including area code: (615) 465-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CYH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

Offering of Additional 10.875% Senior Notes due 2032

On June 5, 2024, CHS/Community Health Systems, Inc. (the “Issuer”), a direct, wholly owned subsidiary of Community Health Systems, Inc. (the “Company”), completed its previously announced offering (the “Notes Offering”) of an additional $1,225,000,000 aggregate principal amount of its 10.875% Senior Secured Notes due 2032 (the “Tack-On Notes” and, together with the $1,000,000,000 aggregate principal amount of 10.875% Senior Notes due 2032 issued by the Issuer on December 22, 2023, the “Notes”). The Tack-On Notes were issued as additional notes under the indenture, dated as of December 22, 2023, among the Issuer, the Company, the subsidiary guarantors party thereto, Regions Bank, as trustee (the “Trustee”), and U.S. Bank Trust Company, National Association (as successor-in-interest to Credit Suisse AG), as collateral agent (the “Notes Collateral Agent”) (the “Base Indenture”), as amended and supplemented by a supplemental indenture, dated as of June 5, 2024, among the Issuer, the Company, the subsidiary guarantors party thereto, the Trustee and the Notes Collateral Agent (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Tack-On Notes bear interest at a rate of 10.875% per year payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2024.

The Tack-On Notes are unconditionally guaranteed on a senior-priority secured basis by the Company and each of the Issuer’s current and future domestic subsidiaries that provide guarantees under the Issuer’s ABL facility (as defined below), any capital market debt securities of the Issuer (including the Issuer’s outstanding senior notes) and certain other long-term debt of the Issuer and the guarantors.

The Tack-On Notes and the guarantees are secured by (i) first-priority liens on the collateral (the “Non-ABL Priority Collateral”) that also secures on a first-priority basis the Issuer’s existing senior-priority secured notes (the “Existing Senior-Priority Secured Notes”) and (ii) second-priority liens on the collateral (the “ABL-Priority Collateral” and, together with the Non-ABL Priority Collateral, the “Collateral”) that secures on a first-priority basis the ABL Facility (and also secures on a second-priority basis the Existing Senior-Priority Secured Notes), in each case subject to permitted liens described in the Indenture. The Tack-On Notes are subject to the terms of three intercreditor agreements: (1) the intercreditor agreement which governs the relative rights of the secured parties in respect of the ABL Facility, the Existing Senior-Priority Secured Notes, the Issuer’s existing junior-priority secured notes (the “Existing Junior-Priority Secured Notes”) and the Tack-On Notes (the “ABL Intercreditor Agreement”), (2) the intercreditor agreement which governs the relative rights of the secured parties in respect of the Existing Senior-Priority Secured Notes, the Existing Junior-Priority Secured Notes and the Tack-On Notes (the “Senior-Junior Intercreditor Agreement”) and (3) the intercreditor agreement which governs the relative rights of holders of the Tack-On Notes, holders of the Existing Senior-Priority Secured Notes and holders of any future obligations secured on a pari passu basis with the Notes (the “Pari Passu Intercreditor Agreement” and, together with the ABL Intercreditor Agreement and the Senior-Junior Intercreditor Agreement, the “Intercreditor Agreements”). Each of the Intercreditor Agreements restricts the actions permitted to be taken by the Notes Collateral Agent with respect to the Collateral on behalf of the holders of the Notes.

At any time prior to February 15, 2027, the Issuer may redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date plus a “make-whole” premium, as described in the Indenture. On or after February 15, 2027, the Issuer may redeem some or all of the Notes at any time and from time to time at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. In addition, at any time prior to February 15, 2027, the Issuer may redeem up to 40% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings at the redemption price set forth in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date. In addition, at any time prior to February 15, 2027, but not more than once during each twelve-month period commencing on December 22, 2023, the Issuer may redeem up to 10% of the original aggregate principal amount of the Notes at a price equal to 103% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date.

If the Company or the Issuer experiences a Change of Control (as defined in the Indenture), the Issuer is required to offer to repurchase the Notes at 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

The Indenture contains covenants that, among other things, limit the Issuer’s ability and the ability of its restricted subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other restricted payments, make certain investments, incur restrictions on the ability of the Issuer’s restricted subsidiaries that are not guarantors to pay dividends or make certain other payments, create or incur certain liens, sell assets and subsidiary stock, impair the security interests, transfer all or substantially all of the Issuer’s assets or enter into merger or consolidation transactions, and enter into transactions with affiliates. The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest, breach of other agreements in the Indenture, failure to pay certain other indebtedness, failure to pay certain final judgments, failure of certain guarantees to be enforceable, failure to perfect certain collateral securing the Notes issued pursuant to the Indenture and certain events of bankruptcy or insolvency.

The foregoing summary and description of the Indenture and the Tack-On Notes does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Base Indenture and the First Supplemental Indenture, which are filed as Exhibit 4.1 and 4.2, respectively, hereto and incorporated by reference herein.

Entry into ABL Second Amended and Restated Credit Agreement

On June 5, 2024, CHS/Community Health Systems, Inc., as borrower (in such capacity, the “Borrower”) and the Company entered into that certain Second Amendment and Restatement Agreement (the “Amendment”) with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and collateral agent (the “ABL Collateral Agent”) and the lenders party thereto, to refinance and replace its existing Amended and Restated ABL Credit Agreement, dated as of November 22, 2021, by and among the Borrower, the Community Health Systems, Inc., as the Parent, the subsidiaries of the Borrower party thereto, the lenders party thereto, the Administrative Agent and the ABL Collateral Agent (as amended by Amendment No. 1, dated as of May 20, 2024, and as further amended, supplemented or modified, including by way of the Amendment, the “Amended and Restated ABL Credit Agreement”). Pursuant to the Amended and Restated ABL Credit Agreement, the lenders have extended to the Borrower a revolving asset-based loan facility in the maximum aggregate principal amount of $1,000,000,000, subject to borrowing base capacity (the “ABL Facility”). The ABL Facility includes borrowing capacity available for letters of credit of $200,000,000.

Borrowings under the ABL Facility bear interest at a rate per annum equal to an applicable margin, plus, at the Borrower’s option, either (a) a base rate or (b) the Federal Reserve’s secured overnight financing rate (the “SOFR rate”). The applicable margin under the ABL Facility will be determined based on excess availability as a percentage of the maximum commitment amount under the ABL Facility at a rate per annum of 0.75%, 1.00% and 1.25% for loans based on the base rate and 1.75%, 2.00% and 2.25% for loans based on the SOFR rate. The applicable commitment fee rate under the ABL Facility will be determined based on average utilization as a percentage of the maximum commitment amount under the ABL Facility at a rate per annum of either 0.25% or 0.375% times the unused portion of the ABL Facility.

In addition to paying interest on outstanding principal under the ABL Facility, the Borrower is required to pay customary commitment and letter of credit fees.

Principal amounts outstanding under the 5-year ABL Facility will be due and payable in full on June 5, 2029. The ABL includes a 91 day springing maturity applicable if more than $350 million in the aggregate principal amount of the Borrower’s 8.000% senior notes due 2026, 5.625% senior secured notes due 2027, 8.000% senior secured notes due 2027, 5.875% senior notes due 2028, 6.000% senior secured notes due 2029, 6.875% junior-priority secured notes due 2029, 6.125% junior-priority secured notes due 2030, or refinancings thereof scheduled to mature or similarly become due on a date prior to June 5, 2029.

The Company and all domestic subsidiaries of the Company that guarantee the Borrower’s other outstanding senior and senior secured indebtedness will guarantee the obligations of the Borrower under the ABL Facility. Subject to certain exceptions, all obligations under the ABL Facility and the related guarantees are secured by a perfected first-priority security interest in substantially all of the accounts receivable, deposit, collection and other accounts and contract rights, books, records and other instruments related to the foregoing of the Company, the Borrower and the guarantors as well as a perfected junior-priority third lien security interest in substantially all of the other assets of the Company, the Borrower and the guarantors, subject to customary exceptions and intercreditor arrangements.

The ABL Facility contains negative and affirmative covenants, events of default and repayment and prepayment provisions customarily applicable to asset-based credit facilities.

The foregoing summary and description of the Amendment and the Amended and Restated ABL Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment and the Amended and Restated ABL Credit Agreement (included as Annex I to the Amendment), which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligations or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 8.01.	Other Events.

The Issuer used the net proceeds of the Notes Offering, together with cash on hand, to redeem all $1,116 million aggregate principal amount of the Issuer’s outstanding 8.000% Senior Secured Notes due 2026, to fund approximately $100 million of repurchases of its other existing notes, to pay related fees and expenses and for general corporate purposes.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

4.1	Indenture, dated as of December 22, 2023, among CHS/Community Health Systems, Inc., Community Health Systems, Inc., the guarantors party thereto, Regions Bank, as trustee, and U.S. Bank Trust Company, National Association (as successor-in-interest to Credit Suisse AG), as collateral agent, relating to the 10.875% Senior Secured Notes due 2032 (incorporated by reference to Exhibit 4.1 to Community Health Systems, Inc.’s Current Report on Form 8-K filed on December 26, 2023 (No. 001-15925)).

4.2	First Supplemental Indenture relating to CHS/Community Health Systems, Inc.’s 10.875% Senior Secured Notes due 2032, dated as of June 5, 2024, among CHS/Community Health Systems, Inc., Community Health Systems, Inc., the guarantors party thereto, Regions Bank, as trustee, and U.S. Bank Trust Company, National Association, as collateral agent.

10.1	Second Amendment and Restatement Agreement to the Amended and Restated ABL Credit Agreement, dated as of June 5, 2024, among CHS/Community Health Systems, Inc., as Borrower, Community Health Systems, Inc., as the Parent, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2024	COMMUNITY HEALTH SYSTEMS, INC. (Registrant)

	By:	/s/ Kevin J. Hammons
Kevin J. Hammons
President and Chief Financial Officer (principal financial officer)